Retirement Agreement

DATE:     May 31, 2024

TO:    Steven Frisch

This agreement sets forth the consideration Plexus Corp. (“Plexus”) will provide in exchange for certain obligations from you as you retire from Plexus. Your employment with Plexus and its affiliates will cease effective at midnight On September 28, 2024 (“Your Retirement Date”).

Consideration
In consideration of your execution and return of this Retirement Agreement (the “Agreement”), Plexus is offering you the following equity vesting and continued benefits. In the event you do not sign and return this Agreement you will not receive any of the items offered below or described elsewhere herein (except to the extent such items are provided under the terms of your existing arrangements or required to be provided by law). Payments of regular earnings due to you on your final pay date will be issued as a direct deposit; all subsequent checks may be issued via direct deposit or by checks mailed to your home address. Accordingly, please keep Plexus advised of any address changes.

Recitals
During your employment with Plexus, you have been involved in the review, development, and use of Confidential Information and Trade Secrets of Plexus and/or its customers. Under statutes, common law and express or implied contractual terms, you owe obligations to Plexus and/or its customers to maintain the confidentiality or secrecy of such information and not to use it for any purpose competitive with or otherwise contrary to the legitimate interests of Plexus or its customers as the case may be. Some of these obligations extend beyond the termination of your employment. Defining the precise contours of these obligations under the circumstances of your employment with, and retirement from, Plexus could require costly and time-consuming litigation and result in a period of uncertainty for you and for Plexus. In the interests of minimizing those risks and facilitating your transition to retirement, this Agreement contains specific covenants which, if honored by you, will avoid undesirable disputes and assure your receipt of the equity vesting and continued benefits set forth below.

1.Equity Vesting

1.1.Plexus will provide continued vesting of all previously granted Restricted Stock Units (“RSUs”) that are unvested as of Your Retirement Date, in accordance with their original vesting dates (as outlined in the chart below), provided you remain compliant with the terms of this Agreement.

Award Type	Grant Date	Vest Date	RSUs Granted
RSU	31 JAN 2022	31 JAN 2025	10,960
RSU	30 JAN 2023	30 JAN 2026	11,180
RSU	29 JAN 2024	29 JAN 2027	11,450

1.2.If you become vested in your RSUs, the shares of stock related to your RSU will be delivered to your E*TRADE account net of taxes on the original vesting dates.

1.3.Plexus will provide continued vesting of all previously granted Performance Stock Units (“PSUs”) that are unvested as of Your Retirement Date, in accordance with their original vesting requirements, provided you remain compliant with the terms of this Agreement. The number of PSUs you will ultimately earn will be based on the final performance results for the performance period as noted in your individual grant agreements.

Retirement Agreement

Award Type	Grant Date	Vest Date*	Target PSUs Granted
ER PSU	31 JAN 2022	13 NOV 2024	5,480
ER PSU	30 JAN 2023	12 NOV 2025	5,590
ER PSU	29 JAN 2024	11 NOV 2026	5,730
TSR PSU	31 JAN 2022	11 FEB 2025	4,670
TSR PSU	30 JAN 2023	17 FEB 2026	4,700
TSR PSU	29 JAN 2024	16 FEB 2027	5,030
*Estimated date of Compensation & Leadership Development Committee certification

1.4.If you become vested in your PSUs, the shares of stock related to your PSUs will be delivered to your E*TRADE account net of taxes as soon as practicable following certification by the Compensation & Leadership Development Committee and are not subject to any further requirements after vesting.

1.5.Except to the extent otherwise set forth above, your outstanding equity-based awards will continue to be subject to, and governed by, the existing documents governing such awards.

2.Continuing Benefits; Company Vehicle

2.1.As additional consideration for acceptance of this Agreement, if you timely elect COBRA and remain otherwise eligible for it, Plexus will subsidize your COBRA payment in an amount equal to the standard employer portion of your currently selected health plan premiums, such that your COBRA premium will equal the current active employee premium rate for up to eighteen (18) months through the end of March 2026. Once you have elected coverage, United Healthcare will bill you an amount equal to the active employee contribution rate associated with your plan elections. In other words, you will pay the same amount for medical, dental, and vision coverage as you did as an active employee for the period defined above.

Information concerning continuation of medical, dental, vision, and flexible spending benefits will be sent directly to your home from United Healthcare, the COBRA Administrator. This will be sent after your last day of employment. You will need to sign and return this Agreement to ensure the appropriate rates are reflected in your paperwork. Regardless of whether or not you sign this Agreement, you will be eligible for COBRA continuation. The information provided will explain how you can continue your current level of benefits for a period of time consistent with COBRA guidelines or until you are covered under another plan.   If you elect not to continue your coverage, as the information states, your benefits will cease at midnight on the last day of the month in which your active employment ends.

2.2.As final consideration for your acceptance of this Agreement, your current Company-leased vehicle will be gifted to you at the time of retirement. Plexus will pay the lease payoff for the vehicle. The income tax, titling, and licensing fee are payable by you. The lease payoff will show as compensation income on your final paycheck.

2.3.All other benefits and contributions to Plexus benefit plans on your behalf will cease as of Your Retirement Date. Information regarding possible continuation or distribution options for applicable benefits will be mailed to your home address.

Retirement Agreement

3.Variable Incentive Compensation Plan Payment
Regardless of whether you sign and return this Agreement, you will receive a payment under the Variable Incentive Compensation Plan based on the actual Fiscal 2024 attainment in accordance with the plan document, and as approved by the Compensation and Leadership Development Committee. This assumes your active employment ends on Your Retirement Date. The payment will be made at the same time as payments are made to other individuals covered by such plan in November 2024 per the plan schedule.

4.Accrued but Unused Vacation
Regardless of whether you sign and return this Agreement, you will receive pay for all accrued but unused vacation earned through Your Retirement Date in a lump sum at the conclusion of the next payroll cycle.

5.Reimbursable Expenses
Any outstanding expense reports must be received within thirty (30) days from Your Retirement Date for reimbursement to occur.

6.Total and Complete Release
6.1.By signing below you agree that in consideration for the monetary and other terms and benefits described in this Agreement, you fully and completely release Plexus, and its affiliates, subsidiaries, and related corporations or entities, and all of their past, current and future officers, directors, agents, employees, plan fiduciaries, benefit plans, predecessors, successors and assigns (the “Releasees”) from any and all claims that you might have arising out of or relating to your employment and the retirement therefrom arising prior to the date you sign this Agreement under any and all local, state or federal laws. You understand and acknowledge that the general release of claims contained in this Agreement includes, but is not limited to, a release of any rights or claims you may have against the Releasees under any of the following laws: Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, as amended; the Age Discrimination in Employment Act, as amended; the Older Workers Benefit Protection Act; any state fair employment laws including, but not limited to, the Wisconsin Fair Employment Act; the Reconstruction Era Civil Rights Acts (42 U.S.C. §§ 1981-1988); Executive Order 11246; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Genetic Information Nondiscrimination Act; the Uniformed Services Employment and Reemployment Rights Act of 1994; the Equal Pay Act; any other fair employment or employment discrimination laws, whether federal, state, or local; the Employee Retirement Income Security Act of 1974; the Consolidated Omnibus Budget Reconciliation Act of 1985; federal, state, and local family and medical leave laws including, but not limited to, the Family and Medical Leave Act, the Wisconsin Family and Medical Leave Act, and the Families First Coronavirus Response Act; federal, state, and local wage and hour laws including, but not limited to, the Fair Labor Standards Act (to the extent permitted by law) and the Wisconsin Wage Payment and Collection Law; federal, state, and local whistleblower laws (to the extent permitted by law); the National Labor Relations Act (“NLRA”); the Occupational Safety and Health Act; the Sarbanes-Oxley Act; the Fair Credit Reporting Act; the Immigration Reform and Control Act; the Worker Adjustment and Retraining Notification Act and the Wisconsin Business Closing Law; any other federal, state, or local ordinances; federal, state, and local common law; any laws that provide for the payment of attorneys’ fees, costs, expenses or liquidated, punitive, exemplary or statutory damages; and any other federal, state, or local laws or regulations of any kind. The claims and rights that you are releasing include, but are not limited to, claims for wrongful discharge, constructive discharge, refusal to rehire, breach of contract, breach of fiduciary duty, harassment, unlawful terms and conditions of employment, retaliation, defamation, invasion of privacy, discrimination, and any and all other claims that might be brought under a federal, state or local law, order or regulation that regulates the employment relationship and/or employee benefits. This release of claims also includes a release of any claim or right to further wages, compensation, benefits, damages, penalties, attorneys’ fees, costs, or expenses of any kind from any of the Releasees, except as specifically provided for in this Agreement. This release covers both claims you know about and those you may not know about.

Retirement Agreement

6.2.By signing this Agreement, you further agree, to the fullest extent permitted by law, that you have not initiated and will not initiate a legal claim against any of the Releasees in a court of law for any of the released claims, except for actions to enforce this Agreement or challenge its validity under the Age Discrimination in Employment Act (ADEA).

6.3.However, nothing in this agreement is a waiver of your right to file any charge or complaint with administrative/governmental agencies, and you will not be considered to be in violation of Section 7.2 if you have filed such a charge or complaint (“Excepted Charge”). By signing this Agreement, you do hereby waive any right to obtain any damages that might otherwise result from the filing of any Excepted Charge.

6.4.Further, nothing in this agreement is intended to affect any rights you may have to vested benefits under any retirement plan applicable to you, or any right you may have to indemnification from Plexus that continues to apply after Your Retirement Date.

6.5.Subject to applicable federal law, you agree that if Plexus successfully brings an action for your failure to comply with the terms of this Agreement or successfully defends an action brought by you in violation of this Agreement, Plexus shall be entitled to immediately cease any benefits or other consideration that have not yet been paid or provided under this Agreement and seek any other remedies available by law.

6.6.Knowing and Voluntary Acceptance of Terms Under the Age Discrimination in Employment Act
You acknowledge that you are knowingly and voluntarily waiving and releasing any rights or claims that you may have under the ADEA, 29 U.S.C. Sec. 621, et. Seq. You further acknowledge that you have been advised by this writing, as required by the ADEA, that:

(a)This Agreement does not apply to any rights or claims that may arise after the execution date of this Agreement;
(b)You should consult with an attorney prior to executing this Agreement;
(c)You have twenty-one (21) days from receiving this Agreement to consider the offer described herein (although you may choose to voluntarily execute this Agreement earlier and to waive such period of consideration);
(d)You have seven (7) days following the execution of this Agreement to revoke the Agreement, which should be directed in writing to Spenser Rathsack, Dir – Compensation and Benefits; and
(e)This Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you (“Effective Date”).

7.Reemployment; Resignation; Return of Property
You acknowledge that Plexus has no obligation to re-employ you. To the extent applicable, you agree to resign as an officer or director of any subsidiaries of Plexus effective as of Your Retirement Date and represent and warrant that you will, on or before Your Retirement Date, provide any resignations from such other positions as Plexus deems necessary. Plexus hereby revokes, effective as of Your Retirement Date, any and all powers of attorney Plexus or its subsidiaries may have granted to you during your employment. You further represent and warrant that you will, on or before Your Retirement Date, deliver to Plexus the original and all copies of all documents, records, and property of any nature whatsoever which are your possession or control and which are the property of Plexus or which relate to confidential information of Plexus or its subsidiaries, or to the business activities, facilities, or customers of Plexus or its subsidiaries, including any records (electronic or otherwise), documents or property created by you.

8.Acknowledgement of Sufficiency of Consideration for Signing the Agreement
You acknowledge that the continued vesting of your equity awards and the subsidized COBRA premiums provided for in this Agreement is greater than and in lieu of any other pay or similar obligations that the Releasees might otherwise owe you based on written or oral agreement or promise or otherwise, and the sufficiency of this additional consideration is

Retirement Agreement
hereby acknowledged. You further acknowledge that the payments payable to you under this Agreement above shall not be taken into account for purposes of determining your benefits under any other qualified or nonqualified plans of Plexus.

9.Governing Law and Forum Selection
In the event that either party needs to enforce its rights under this Agreement, the parties agree that this Agreement shall be governed by and construed in accordance with the law of the State of Wisconsin, irrespective of the conflicts of law provisions thereof, and the parties hereby consent to the exclusive jurisdiction of the U.S. District Court-Eastern District of Wisconsin, or if federal subject matter does not exist, to exclusive jurisdiction of the Wisconsin Circuit Court in Winnebago County.

10.Non-Disparagement
Your signature below also signifies that you agree not to make any disparaging remarks about any of the Releasees, or their products or practices (including, but not limited to, financial and personnel practices), and you represent that you have not knowingly engaged in any wrongdoing (of which Plexus is not heretofore aware) towards Plexus or the Releasees, their vendors, customers, employees, or government regulators. Plexus also commits that its executive officers and Board of Directors will not make any disparaging remarks about you relating to your employment with Plexus. However, nothing in this Agreement shall be construed to prevent you or Plexus from providing truthful communications or cooperating with any government agency regarding matters that are within the agency's jurisdiction or testifying under oath.

11.Non-Competition
You agree that until the second anniversary of Your Retirement Date, you will not, either directly or indirectly within the United States, Canada, Mexico, Germany, Scotland, Romania, Poland, China, Thailand or Malaysia (the “Restricted Territory”), (a) provide services to a “competitor” of Plexus in a position in which your duties will be substantially similar to the duties you performed in any position you held for Plexus within the two years prior to Your Retirement Date, and will require you to work on, supervise or support products or services competitive to any of the products or services you worked on, supervised or supported during the two years prior to Your Retirement Date (“Competitive Products or Services”); or (b) provide services to a competitor of Plexus in a position in which Confidential Information or Trade Secrets of Plexus would reasonably be considered useful and would be likely to affect your decisions and actions for the competitor to the detriment of Plexus. A “competitor” of Plexus for purposes of Sections 13, 14, and 15 is a person, business, or company providing Competitive Products or Services within the Restricted Territory.

12.Non-Interference with Customers/Suppliers/Distributors
You agree that until the second anniversary of Your Retirement Date, you will not, either directly or indirectly, service, solicit, or entice, or in any manner attempt to cause any customer/supplier/distributor to diminish their business with Plexus, or with respect to customers or distributors, to purchase products or services sold by Plexus from any source other than Plexus. For purposes of this paragraph, a “customer” of Plexus shall mean any person or entity who purchased Competitive Products or Services; a “supplier” of Plexus shall mean any person or entity that supplied essential parts or products for the manufacture of a Competitive Product or associated with the delivery of a Competitive Service; and a “distributor” shall mean any person or entity who sold a Competitive Product or Competitive Service; in each case (a) with whom you dealt on behalf of Plexus within the two-year period immediately preceding Your Retirement Date or (b) about whom/which, during the two years prior to Your Retirement Date, you had actual, substantial exposure to non-public information that could reasonably be used to the competitive disadvantage of Plexus absent your full compliance with this Agreement. A “customer” of Plexus also includes any person or entity to whom a pitch to solicit or secure business or a sale was prepared (even if not yet made) in the 12-month period preceding Your Retirement Date, if you had meaningful involvement in the preparation of, or exposure to specific information developed for, that particular pitch.

Retirement Agreement
13.Non-Interference with Restricted Employees
You agree that until the second anniversary of Your Retirement Date, you shall not encourage, advise or solicit (or assist another person or entity in encouraging, advising or soliciting) any Restricted Employee to work for a Competitor of Plexus in the Restricted Territory. For purposes of this paragraph, a “Restricted Employee” is a Plexus employee who, within the two years prior to Your Retirement Date, you directly supervised or about whom you had substantial exposure to non-public information as a result of your employment with Plexus that would be helpful to another in recruiting such employee to leave or diminish employment with Plexus.

14.Agreement to Cooperate with Litigation
You agree that if necessary you will cooperate as a witness in any litigation to which Plexus is a party and make yourself reasonably available for truthful testimony, or to otherwise truthfully cooperate with Plexus’ investigation into claims and defenses in such litigation.

15.Confidential Information and Trade Secrets
15.1.You agree that until the second anniversary of your Retirement Date, you shall keep confidential and not use or disclose any Confidential Information, which is non-public, proprietary information not generally known to or readily ascertainable through proper means by competitors of Plexus and which is related to Plexus’ customers, personnel, designs, pricing, marketing plans, budgets, strategies, financial or other proprietary information that is not otherwise known or readily available to the general public and that if used in a manner to compete with Plexus or its affiliates could create an unfair advantage for you, your new employer or other entity to which such Confidential Information is disclosed.
15.2.Notwithstanding the foregoing, with regard to information constituting a trade secret under applicable law, you shall keep confidential and not use or disclose any such trade secret for as long as such information remains a trade secret.
15.3.Your obligations under this Agreement are in addition to and not in lieu of any protections under the Uniform Trade Secrets Act or similar laws. Without limiting the generality of the foregoing, you specifically reaffirm your obligations under that certain Employee’s Agreement with Regard to Proprietary Information Including Inventions, Patents, Copyrights, Trade Secrets, and Confidential Information you signed with Plexus (“the Proprietary Information Agreement”).
15.4.The foregoing notwithstanding, you may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law, including but not limited to under any law providing protections to whistleblowers, or (b) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal.
15.5.Additionally, in the event you file a lawsuit against Plexus for retaliation by it against you for reporting a suspected violation of law, you have the right to provide trade secret information to your attorney and use the trade secret information in the court proceeding, although you must file any document containing the trade secret under seal and you do not disclose the trade secret, except pursuant to court order.

16.Equitable Relief
You agree that damages would be an inadequate remedy for Plexus in the event of breach or threatened breach of his obligations under Sections 12 through 15 and 17, and thus, in any such event, Plexus may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting you from violating the promises made in these sections. You understand that this provision regarding the issuance of an injunction does not limit any remedies at law or equity otherwise available to Plexus. You further agree that no bond shall be required for equitable relief, including but not limited to a temporary restraining order or preliminary or other injunction, to be granted.

Retirement Agreement
17.Continued Application of Clawback Policy
You agree that you remain subject to Plexus’ clawback policy after Your Retirement Date in accordance with the terms of such policy and applicable law.

18.Severability
If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties. You agree that in the event that any provision of this Agreement is held to be invalid, it shall be, to the extent permitted by law, modified as necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision.

19.Attorneys’ Fees and Costs
If either party breaches any of the terms of this Agreement or the post-retirement obligations referenced in it, to the extent authorized by Wisconsin law, the other party will be responsible for payment of all reasonable attorneys’ fees and costs that the non-breaching party incurs in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other enforcement efforts.

20.Final and Complete Agreement
This Agreement represents the entire agreement and understanding between Plexus and you concerning the subject matter hereof and supersedes and replaces any and all prior agreements concerning your relationship with Plexus or its affiliates, oral or written, except for the Proprietary Information Agreement, which shall remain in full force and effect. No provision of this Agreement may be waived or amended except by an agreement signed by an authorized representative of Plexus.

We appreciate your service to Plexus and wish you all the best in your future endeavors.

PLEXUS CORP.

By:    /s/ Todd Kelsey                        May 31, 2024
    Todd Kelsey, Chief Executive Officer             Date

AGREED TO AND ACCEPTED THIS 31 DAY OF MAY, 2024. By: /s/ Steven J. Frisch Steven Frisch